Exhibit 99.1

Quintana Maritime Limited Pandoras 13 & Kyprou Street 166 74 Glyfada Greece

NEWS RELEASE

QUINTANA MARITIME LIMITED REPORTS SECOND QUARTER 2007

RESULTS, DECLARES DIVIDEND OF $0.31 PER SHARE, AND

INCREASES QUARTERLY DIVIDEND GUIDANCE BY

APPROXIMATELY 30% TO $0.31 PER SHARE

ATHENS, GREECE – August 7, 2007 – Quintana Maritime Limited (NASDAQ: QMAR), a leading international provider of dry bulk transportation services, announced today its operating and financial results for the three months and six months ended June 30, 2007.

Year to Date 2007 Highlights:

•	Increased 2007 and 2008 quarterly dividend guidance by approximately 30% to $0.31 per share beginning with dividend relating to the second quarter of 2007;
•

Increased net income by approximately 604% and Adjusted EBITDA by approximately 256% over the second quarter of 2006, principally resulting from the operation of an average of 29 ships in the second quarter of 2007 compared to an average of 10 ships in the corresponding period in 2006;

•	Completed a sale-leaseback transaction for our 7 oldest Panamax vessels, receiving net proceeds of approximately $250 million;
•	Paid down $185 million of debt with part of the net proceeds from the sale-leaseback transaction;
•	Completed negotiations with Bunge for the remaining term of the master time charter which ends December 31, 2010 for all 17 vessels under the agreement;
•	Leveraged our relationship with our sponsors by entering into joint ventures for construction of Capesize vessels; and
•

Secured almost $700 million in expected net revenues from third quarter 2007 through end of 2010, representing on average approximately 75% of our current fleet capacity expressed in net operating days.

Dividend Guidance:

The Board of Directors has increased the Company’s 2007 minimum annualized dividend guidance to $1.17 and has set the 2008 minimum annualized dividend guidance to $1.24. This guidance would result in a minimum quarterly dividend of $0.31 per common share beginning with the dividend declared today, which relates to the second quarter of 2007. Consistent with its previous guidance, the Board retains the discretion to declare quarterly dividends that deviate from the quarterly dividend guidance, taking into consideration legal restrictions, such as those under Marshall Islands law; covenants and other restrictions under the Company’s revolving credit facility and any future debt instruments; and changing market conditions.

Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime, stated, “We are very pleased with our Board’s decision to increase distributions to our shareholders by approximately 30%. Their decision is proof of our Company’s strong financial condition with solid growth potential accompanied by secured long-term cash flows, which we believe will further increase returns over time.”

Second Quarter 2007 Results:

For the second quarter of 2007, Quintana reported net income of $29.4 million, or $0.52 per diluted share. This includes a non-cash unrealized swap gain of $11.1 million on our interest-rate swap. Before this gain, net income was $18.3 million, or $0.32 per diluted share, an increase of approximately 78% over $0.18 per diluted share in the second quarter last year. Net revenue for the second quarter was $59.7 million, an increase of approximately 203% over $19.7 million of net revenue in the second quarter of 2006.

Adjusted EBITDA for the second quarter of 2007 was $48.4 million, an increase of $34.8 million, or almost 256%, over Adjusted EBITDA of $13.6 million in the second quarter of 2006. During the second quarter of 2007, Quintana operated an average of 28.9 vessels, earning an average time charter equivalent (TCE) rate of $24,625 per ship per day. During the corresponding period in 2006, the Company operated an average of 10.0 vessels, earning an average TCE rate of $21,905 per day.

Mr. Molaris commented, “Our second quarter 2007 results are underpinned by the strong growth of our fleet secured a year ago with the agreement to acquire the Metrobulk fleet. Our fleet grew to 29 vessels at quarter end from 10 vessels a year ago. We are very pleased to see that the growth strategy we embarked on last year is starting to pay off for our shareholders. We are also pleased to see that asset prices have risen significantly since we acquired these vessels, which strengthens our balance sheet and increases our potential firepower for future buying opportunities. We believe our Company will continue to strongly benefit from our secured growth and rising asset prices through 2007 and beyond.”

Six Months Ended June 30, 2007:

For the six-month period ended June 30, 2007, Quintana reported net income of $41.9 million, or $0.75 per diluted share. This includes a non-cash unrealized swap gain of $8.9 million on our interest-rate swap. Before this gain, net income was $33.0 million, or $0.59 per diluted share, an increase of approximately 44% over $0.41 per diluted share for the corresponding period last year.

Adjusted EBITDA for the six-month period in 2007 was $87.0 million, an increase of $58.2 million, or 202%, over Adjusted EBITDA of $28.8 million in the corresponding period in 2006. During the six-month period, Quintana operated an average of 26.7 vessels, earning an average TCE rate of $23,902 per ship per day. During the corresponding period in 2006, the Company operated an average of 10.0 vessels, earning an average TCE rate of $22,923 per day.

8-Year Sale-leaseback of Seven Panamax Vessels for $250 Million, Net:

On July 16, 2007, Quintana agreed to a transaction with 2 unaffiliated third parties for the sale-leaseback of seven of its oldest Panamax vessels. Coal Glory, Iron Man, and Linda Leah were sold to three Norwegian partnerships managed by Glitnir Marine Finance AS, and Coal Age,

Fearless I, Barbara, and King Coal were sold to two German partnerships managed by KG Allgemeine Leasing GmbH & Co. All vessels were delivered to the buyers as of July 25, 2007. The aggregate net proceeds to Quintana were approximately $250 million. Under the leaseback arrangement, Quintana has agreed to lease the vessels back from the buyers for a period of 8 years under a bareboat arrangement. The average daily bareboat rate will be approximately $12,700 per day per vessel for the 8 year period. Quintana retains commercial and technical control of the vessels.

Quintana used $185 million from the proceeds of the transaction to prepay debt outstanding under its revolving credit facility. As a result of the prepayment, the capital repayment schedule has been renegotiated. Repayments have been reduced by $9.0 million in the last six months of 2007, by $17.0 million in 2008 and by $11.5 million per year from 2009 through the maturity of the facility in 2014. The remaining proceeds from the transaction of approximately $65 million in cash have been retained by the Company.

The transaction has resulted in a book loss of approximately $3 million, mainly due to the payment of $3.8 million in arrangement fees. The book cost of the vessels approximated the net selling price. The loss will be amortized over the 8-year terms of the bareboat charters.

Mr. Molaris stated, “We are very pleased to have concluded the sale-leaseback of our 1995 and 1997 built fleet at the end of July. This transaction was consistent with our strategy to reduce the average age of our fully owned fleet and to mitigate the residual value risk from the Company’s pre-2000 built fleet by exploiting the current strong market conditions. The transaction has strengthened our balance sheet and liquidity capability without materially diluting our earnings or our distributable cash flow capability. We believe that the combination of our decreasing leverage, the significant appreciation of the market value of our fully owned fleet and the significant time charter coverage provides the Company with the financial flexibility to take advantage of opportunities as they arise and to continue to reward our shareholders with a consistently growing dividend.”

Pricing of Bunge Charters through end of 2010:

Having taken delivery of all 17 vessels from Metrostar, Quintana has now completed its negotiations with Bunge for the entire term of the master time charter, which ends December 31, 2010. All 17 vessels have been fully fixed until December 31, 2010 and Quintana has now secured approximately 95% of its entire fleet’s expected net operating days for the remainder of 2007, 81% for 2008, 74% for 2009, and approximately 68% for 2010. This corresponds to expected net revenues on fixed charters of $115 million, $209 million, $186 million and $187 million, respectively.

Mr. Molaris stated, “We are very pleased to have finalized the pricing negotiations with Bunge for the entire fleet we acquired from Metrostar in May 2006. Our commitment to provide significant cash flow visibility to our shareholders is of paramount importance to our articulated strategy We believe that these fixtures and their unique variable charter hire structure, which enables us to share the market’s upside potential along with sustaining stable cash flows, will solidify the long-term cash flow generation ability of our Company and that, in light of the acquisition price paid for the Metrostar fleet, will continue enhancing expected returns to our shareholders.”

Dividend:

The Board of Directors of Quintana has declared a dividend of $0.31 per share, payable on August 31, 2007 to all shareholders of record as of August 17, 2007. The dividend payment of $0.31 per share reflects the Board’s updated minimum annualized dividend guidance of $1.17 for 2007.

Paul J. Cornell, Quintana’s Chief Financial Officer of Quintana Maritime, commented, “We are pleased to have declared our ninth consecutive quarterly dividend. Inclusive of this dividend, Quintana has declared aggregate dividends of $1.88 per share since August 2005. This demonstrates a consistent track record of dividend payments, whilst we continue to grow the company’s fleet accretively. We remain committed to continue rewarding our shareholders with a consistently growing dividend”

Warrants:

Through the end of the second quarter of 2007, a total of 5,708,392 warrants of the 8,182,232 originally issued had been exercised, and the Company had collected net proceeds of approximately $43.7 million from the exercise. As of June 30, 2007, 2,473,840 warrants remained outstanding. If the remaining warrants were exercised, the Company would expect to receive gross proceeds of approximately $19.8 million.

Management of Interest-Rate Risk:

Our revolving credit facility bears interest at a floating rate. Because we determined that fixing an interest rate would be beneficial to the Company and its shareholders, the Company entered into an interest rate swap agreement, effective from July 1, 2006 through December 31, 2010, which effectively fixes interest at 5.985%, inclusive of spread, for a loan amount of $725 million under our revolving credit facility.

Because the swap does not qualify for hedge accounting, the Company marks to market the fair value of the hedge at the end of every reporting period, which may result in significant fluctuations from period to period. The non-cash liability of $1.0 million at June 30, 2007, after a non-cash gain of $11.1 million was recorded during the second quarter of 2007, reflects the fair value of the hedge at the end of the period. The $11.1 million non-cash gain recorded during the quarter was primarily due to the fact that the variable-rate interest portion of the swap is tied to forward LIBOR rates, which were comparatively higher in the second quarter.

Conference Call details:

At 10:00 am EDT tomorrow, August 8, management will host a conference call discussing the quarterly results.

Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1 866 819 7111 (US Toll Free Dial In), 0800 953 0329 (UK Toll Free Dial In) or +44 (0)1452 542 301 (Standard International Dial In). Please quote “Quintana.”

In case of any problems with the above numbers, please dial 1 866 223 0615 (US Toll Free Dial In), 0800 694 1503 (UK Toll Free Dial In) or +44 (0)1452 586 513 (Standard International Dial In). Quote “Quintana.”

A telephonic replay of the conference call will be available until August 15, 2007 by dialing 1 866 247 4222 (US Toll Free Dial In), 0800 953 1533 (UK Toll Free Dial In) or +44 (0)1452 550 000 (Standard International Dial In). Access Code: 1859591#

Slides and audio webcast:

There will also be a live, and then archived, webcast of the conference call, available through Quintana Maritime’s website (www.quintanamaritime.com). Participants for the live webcast should register on the website approximately 10 minutes prior to the start of the webcast.

—Financial Statements and Other Financial Data follows—

QUINTANA MARITIME LIMITED

CONSOLIDATED BALANCE SHEETS

(All amounts expressed in thousands of U.S. Dollars except share data)

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$41,506	$21,335
Inventories	2,350	1,649
Due from charterers, net	519	1,159
Other receivables	1,532	1,196
Prepaid expenses and other current assets	1,502	986

Total current assets	47,409	26,325

Property and equipment:
Vessels, net of accumulated depreciation of $67,706 and $40,899	1,295,919	987,623
Advances for acquisition of vessels / newbuildings	52,244	26,310
Other fixed assets, net of accumulated depreciation of $408 and $265	451	429

Total property and equipment	1,348,614	1,014,362

Deferred charges:
Financing costs, net of accumulated amortization of $711 and $2,169	5,121	4,588
Time charter premium, net of accumulated amortization of $3,607 and $2,551	5,893	6,949
Dry-docking costs, net of accumulated amortization of $738 and $970	7,678	5,216

Total deferred charges	18,692	16,753

Total assets	$1,414,715	$1,057,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt, including JV partners’ share of $11.1 million	$87,218	$47,000
Accounts payable	3,586	5,369
Sundry liabilities and accruals	19,069	2,776
Deferred income	11,990	2,777

Total current liabilities	121,863	57,922
Long-term debt, net of current portion and including JV partners’ share of $3.8 million	807,600	564,960
Interest-rate swap loss	965	9,840

Total liabilities	930,428	632,722

Commitments and contingencies

Minority interests in equity of consolidated joint ventures	8,390	—

Stockholders’ equity:
Common stock at $0.01 par value, 100,000,000 shares authorized, 54,877,046 and 50,026,533 shares outstanding	550	501
Additional paid-in capital	480,292	442,776
Common stock to be issued for warrants exercised	—	1,438
Accumulated deficit	(4,945)	(19,997)

Total stockholders’ equity	475,897	424,718

Total liabilities and stockholders’ equity	$1,414,715	$1,057,440

QUINTANA MARITIME LIMITED

CONSOLIDATED INCOME STATEMENTS

(All amounts expressed in thousands of U.S. Dollars except share and per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Time charter revenue	$62,608	$18,981	$112,738	$39,892
Voyage revenue	—	1,597	—	3,230
Commissions	(2,870)	(873)	(5,243)	(1,839)

Net revenue	59,738	19,705	107,495	41,283

Expenses:
Vessel operating expenses	9,007	3,552	16,472	7,323
Voyage expenses	—	1,112	—	2,621
General and administrative expenses	4,308	2,455	7,870	4,492
Depreciation and amortization	15,485	6,132	27,917	12,188

Total expenses	28,800	13,251	52,259	26,624

Operating income	30,938	6,454	55,236	14,659

Other (expenses) / income:
Interest expense	(13,242)	(2,193)	(23,588)	(4,964)
Interest income	368	90	1,113	129
Finance costs	(267)	(63)	(501)	(126)
Interest-rate swap gain	11,467	—	9,256	—
Foreign exchange gains/(losses) and other, net	104	(114)	345	(156)

Total other expenses	(1,570)	(2,280)	(13,375)	(5,117)
Minority interest in net loss of consolidated joint ventures	28	—	28	—

Net income	$29,396	$4,174	$41,889	$9,542

Weighted average shares outstanding:
Basic	54,832,491	23,387,822	53,819,180	23,367,942
Diluted	56,582,452	24,002,462	55,888,590	23,925,032

Per share amounts:
Basic earnings per share	$0.54	$0.04	$0.78	$0.27
Diluted earnings per share	$0.52	$0.04	$0.75	$0.27
Cash dividends declared per share	$0.24	$0.21	$0.48	$0.42

QUINTANA MARITIME LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts expressed in thousands of U.S. Dollars)

(Unaudited)

	For the Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income	$41,889	$9,542
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	27,917	12,188
Amortization of deferred financing costs	501	126
Amortization of time charter fair value	1,056	1,056
Stock-based compensation	1,992	1,029
Minority interest share in net loss of consolidated joint ventures	(28)	—
Unrealized interest-rate swap gain	(8,875)	—
Changes in assets and liabilities:
Increase in inventories	(701)	(891)
Decrease / (increase) in due from charterers, net	640	(1,136)
Increase in other receivables	(336)	(62)
(Increase) / decrease in prepaid expenses and other current assets	(516)	16
(Decrease) / increase in accounts payable	(1,783)	580
Increase / (decrease) in sundry liabilities and accruals	15,236	(2,064)
Increase / (decrease) in deferred income	9,213	(726)
Dry-docking costs paid	(2,372)	(126)

Net cash from operating activities	$83,833	$19,532

Cash flows from investing activities:
Vessel acquisitions	(308,793)	(61)
Advances for acquisitions of vessels / newbuildings	(52,244)	(73,500)
Purchases of other fixed assets	(165)	(139)

Net cash used in investing activities	$(361,202)	$(73,700)

Cash flows from financing activities:
Proceeds from issue of preferred stock	—	190,937
Cost of issuance of preferred stock	—	(7,312)
Proceeds from long-term debt	282,858	—
Repayment of long-term debt	—	(120,000)
Payment of financing costs	(1,034)	(65)
Warrants exercised, net of issuance costs	34,090	—
Paid-in capital and common stock	45	—
Contributions from minority interest holders of consolidated joint ventures	8,418	—
Dividends paid	(26,837)	(10,079)

Net cash from financing activities	$297,540	$53,481

Net increase / (decrease) in cash and cash equivalents	20,171	(687)
Cash and cash equivalents at beginning of period	21,335	4,259

Cash and cash equivalents at end of the period	$41,506	$3,572

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$10,500	$7,267

Capitalized interest on newbuildings	$493	$—

OTHER FINANCIAL DATA

Quintana Maritime Limited

Reconciliation of Net Income to Adjusted EBITDA

(All amounts expressed in thousands of U.S. Dollars)

	For the 3 months ended		For the 6 months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net Income	$29,396	$4,174	$41,889	$9,542
Interest and finance costs, net	13,141	2,166	22,976	4,961
Depreciation and amortization	15,485	6,132	27,917	12,188
Unrealized Swap Gain	(11,086)	—	(8,875)	—
Amortization of time charter premium	528	528	1,056	1,056
Amortization of deferred stock-based compensation	936	593	1,992	1,029

Adjusted EBITDA	$48,400	$13,593	$86,955	$28,776

Reconciliation of Net Income to Adjusted Net Income

(All amounts expressed in thousands of U.S. Dollars)

	For the 3 months ended		For the 6 months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net income	$29,396	$4,174	$41,889	$9,542
Unrealized interest-rate swap gain	(11,086)	—	(8,875)	—

Adjusted net income	$18,310	$4,174	$33,014	$9,542

Quintana Maritime Limited

Reconciliation of Earnings Per Share (Diluted) to Adjusted Earnings Per Share (Diluted)

(All amounts expressed in thousands of U.S. Dollars)

	For the 3 months ended		For the 6 months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Earnings per Share (Diluted)	$0.52	$0.04	$0.75	$0.27
Unrealized interest-rate swap gain	(0.20)	—	(0.16)	—
Preferred stock dividends, May-June 2006	—	0.14	—	0.14

Adjusted Earnings Per Share (Diluted)	$0.32	$0.18	$0.59	$0.41

Disclosure of Non-GAAP Financial Measures

Adjusted EBITDA represents net income plus interest and finance costs, plus depreciation and amortization and income taxes, if any, plus deferred stock-based compensation, and amortization of time charter fair value and unrealized interest-rate swap gain or loss, which are non-cash items. Adjusted EBITDA is included because it is used by certain investors to measure a company’s financial performance and by the Company as a financial target. Adjusted EBITDA is a “non-GAAP financial measure” and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. Adjusted EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, working capital requirements and determination of dividends. While Adjusted EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of Adjusted EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

Adjusted Net Income represents net income plus unrealized interest-rate swap gain or loss, which is a non-cash item, and other significant one-off expenses that were incurred in the periods presented. Adjusted Earnings per Share (diluted) represents Adjusted Net Income divided by weighted average shares outstanding (diluted). With respect to the three and six months ended June 30, 2006, earnings per share was calculated under GAAP by reducing net income by preferred dividends not payable in the second quarter to arrive at income available to common stockholders, which is then divided by weighted average shares outstanding. To calculate Adjusted EPS for this period, net income was divided by weighted average shares outstanding. These measures are “non-GAAP financial measures” and should not be considered substitutes for net income or earnings per share (diluted), respectively, as reported under GAAP. The Company has included an adjusted net income and adjusted earnings per share calculation in this period in order to allow comparability between the Company’s performance in the reported periods and its performance in prior periods.

ABOUT QUINTANA MARITIME LIMITED

Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns a fleet of 22 vessels and, together with 7 Panamax vessels under bareboat charters, operates 29 vessels, including 14 Kamsarmax bulkers, 11 Panamax vessels and 4 Capesize vessels with a total carrying capacity of 2,644,043 dwt. The dwt weighted average age of the vessels, excluding the seven vessels on bareboat charters, is 2.8 years. In addition, Quintana has ordered 8 Capesize newbuilding vessels, one of which will be wholly owned and the remaining seven of which will be partially owned through joint ventures. Once all acquisitions and newbuilding orders are completed and assuming no further vessel disposals, Quintana will operate a fleet of 37 dry bulk vessels, including 12 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels, with a total capacity of 4,086,043 dwt. The dwt weighted average age of the whole fleet, including the Capesize vessels on order and excluding the seven vessels sold and leased back, is currently 1.7 years.

Forward Looking Statement

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For Immediate Release

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell Chief Financial Officer Tel. 713-751-7525 E-mail: pcornell@quintanamaritime.com	Paul Lampoutis Capital Link, Inc, New York Tel. 212.661.7566 E-mail: plampoutis@capitallink.com

APPENDIX

The following key indicators highlight the Company’s financial and operating performance during the 3 months ended June 30, 2007 and 2006 and the 6 months ended June 30, 2007 and 2006:

	Three Months Ended June 30, 2007			Three Months Ended June 30, 2006
	PANAMAX	CAPESIZE	TOTAL	PANAMAX	CAPESIZE	TOTAL
Total Ownership days	2,272	354	2,626	728	182	910
Operating days under fixed rate time charter	2,142	354	2,496	632	168	800
Operating days under variable rate time charter	68	—	68	91	—	91
Utilization	97.3%	99.9%	97.6%	99.3%	92.1%	98.0%
Time charter equivalent per ship per day – fixed rate tc (1)	22,245	35,223	24,084	20,207	30,773	22,421
Time charter equivalent per ship per day – variable rate tc (2)	44,366	—	44,366	17,369	—	17,369
Net daily revenue per ship per day	21,236	33,949	22,950	18,876	27,101	20,523
Vessel operating expenses per ship per day	(3,360)	(3,876)	(3,430)	(3,973)	(3,622)	(3,903)
Net Operating Cash Flow per ship per day before general and administrative expenses	17,876	30,073	19,520	14,903	23,479	16,620

	Six Months Ended June 30, 2007			Six Months Ended June 30, 2006
	PANAMAX	CAPESIZE	TOTAL	PANAMAX	CAPESIZE	TOTAL
Total Ownership days	4,281	552	4,833	1,448	362	1,810
Operating days under fixed rate time charter	4,054	551	4,605	1,258	348	1,606
Operating days under variable rate time charter	155	—	155	181	—	181
Utilization	98.3%	99.8%	98.5%	99.4%	96.0%	98.7%
Time charter equivalent per ship per day – fixed rate tc (1)	21,913	34,177	23,380	21,008	32,986	23,602
Time charter equivalent per ship per day – variable rate tc (2)	39,376	—	39,376	16,903	—	16,903
Net daily revenue per ship per day	21,125	32,821	22,460	19,488	30,302	21,651
Vessel operating expenses per ship per day	(3,341)	(3,928)	(3,408)	(4,079)	(3,913)	(4,046)
Net Operating Cash Flow per ship per day before general and administrative expenses	17,784	28,893	19,052	15,409	26,389	17,605

(1)	M/V Iron Beauty was acquired with an existing time charter at an above-market rate. The company deducts the fair value of the time charter from the purchase price of the vessel and allocates it to a deferred asset which is amortized over the remaining period of the time charter as a reduction to hire revenue. This results in a daily rate of approximately $ 30,600 as recognized revenue. For cash flow purposes the company will continue to receive $ 36,500 per day, less commissions.
(2)	M/V Barbara, one of our seven bareboat charter-in vessels, operates under a time charter agreement with Cargill. The time charter rate received is variable, equal to the 4 T/C Route based on the Baltic Average.

Glossary of Terms

Average number of vessels This is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.

Ownership days We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

Operating days We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to planned dry docking repairs or any other, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization We calculate fleet utilization by dividing the number of our operating days during a period by the number of our Ownership days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

TCE per ship per day We define TCE (time-charter equivalent) per ship per day rate as our voyage and time charter revenues less voyage expenses during a period divided by the number of our operating days during the period, which is consistent with industry standards. TCE rate is a shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.

Net daily revenue We define the daily TCE rate net of commissions but including idle time.

Vessel operating expenses per ship per day This include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses. We define as our total operating costs divided by the ownership days.

Fleet Table as of August 7, 2007

CURRENT FLEET	Type	DWT	Year Built	Age (in yrs)	TC Expiration Date (minimum period)
Lowlands Beilun	Capesize	170,162	1999	8.3	March 2010
Iron Manolis (A)	Kamsarmax	82,300	2007	0.4	December 2010
Iron Brooke (A)	Kamsarmax	82,300	2007	0.4	December 2010
Iron Miner	Capesize	177,000	2007	0.4	January 2012
Iron Lindrew (A)	Kamsarmax	82,300	2007	0.5	December 2010
Iron Knight (A)	Panamax	76,429	2004	3.2	December 2010
Coal Hunter (A)	Kamsarmax	82,300	2006	0.8	December 2010
Pascha (A)	Kamsarmax	82,300	2006	0.7	December 2010
Coal Gypsy (A)	Kamsarmax	82,300	2006	0.7	December 2010
Iron Anne (A)	Kamsarmax	82,000	2006	0.9	December 2010
Iron Vassilis (A)	Kamsarmax	82,000	2006	1.1	December 2010
Iron Bill (A)	Kamsarmax	82,000	2006	1.3	December 2010
Santa Barbara (A)	Kamsarmax	82,266	2006	1.4	December 2010
Ore Hansa (A)	Kamsarmax	82,229	2006	1.4	December 2010
Iron Kalypso (A)	Kamsarmax	82,204	2006	0.9	December 2010
Iron Fuzeyya (A)	Kamsarmax	82,229	2006	1.6	December 2010
Iron Bradyn (A)	Kamsarmax	82,769	2005	2.5	December 2010
Grain Harvester (A)	Panamax	76,417	2004	3.0	July 2009
Grain Express (A)	Panamax	76,466	2004	3.4	December 2010
Kirmar (B)	Capesize	165,500	2001	5.9	March 2008
Iron Beauty (B)	Capesize	165,500	2001	6.1	April 2010
Coal Pride	Panamax	72,600	1999	7.7	February 2009
Iron Man (C)(J)	Panamax	72,861	1997		March 2010
Coal Age (C)(J)	Panamax	72,861	1997		September 2007
Fearless I (C)(J)	Panamax	73,427	1997		March 2008
Barbara (D)(J)	Panamax	73,390	1997		July 2007
Linda Leah (D)(J)	Panamax	73,390	1997		February 2008
King Coal (J)	Panamax	72,873	1997		March 2008
Coal Glory (C)(J)	Panamax	73,670	1995		June 2008
Total Current Fleet	29 Vessels	2,644,043		2.8 years ave. (K)

FLEET TO BE DELIVERED	Type	DWT	Year Built	Age (in yrs)	Delivery Range
2008
Newbuilding 1(E)	Capesize	180,000	2008	*	November 2008
2010
Newbuilding 2(E)(H)	Capesize	180,000	2010	*	March 2010
Newbuilding 3(F)(I)	Capesize	181,000	2010	*	October 2010
Newbuilding 4(F)(I)	Capesize	181,000	2010	*	December 2010
Newbuilding 5(G)(I)	Capesize	180,000	2010	*	May 2010
Newbuilding 6(G)(I)	Capesize	180,000	2010	*	June 2010
Newbuilding 7(G)(I)	Capesize	180,000	2010	*	July 2010
Newbuilding 8(G)(I)	Capesize	180,000	2010	*	August 2010

TOTAL FLEET TO BE DELIVERED	8 Vessels	1,442,000
TOTAL FLEET	37 Vessels	4,086,043		1.7 years ave. (K)

*	Under Construction
(A),	(B), (C), (D), (E), (F) and (G) indicate sister ships. As of August 7, 2007 Quintana had seven sets of sister ships. Sister ships indicate vessels of the same class made in the same shipyard. The sister-ship concept further enhances our operational flexibility and efficiency.
(H)	Quintana holds a 42.8% interest in the joint venture that will own this vessel.
(I)	Quintana will hold a 50% interest in the joint ventures that will own these vessels.
(J)	Quintana has sold and leased back these ships on a bareboat charter through July 2015.
(K)	On a dwt weighted average and excluding the 7 vessels sold and leased back.